Exhibit 10.9

Jinan Shangpin No. 1 Street Project

Entrustment Contract for Operation and Management

 Jinan Tony Fun Commercial Management Co., Ltd.

October 2018

Table of Contents

Article 1: Definition	- 3 -
Article 2: Situation of the project in entrusted operation	- 4 -
1. Basic situation of the project in entrusted operation	- 4 -
2. Party A’s commitment and guarantee	- 5 -
Article 3: Contents of entrusted operation and operational target	- 5 -
1. Contents of entrusted operation	- 5 -
2. Target of entrusted operation	- 7 -
Article 4: Period of entrusted operation and handover standard	- 8 -
1. Period of entrusted operation	- 8 -
2. Handover date	- 8 -
3. Handover standard	- 9 -
Article 5: Standard of service charge and payment time	- 9 -
1. Operating management fee	- 9 -
2. Performance commission	- 10 -
3. Other service charges	- 10 -
Article 6: Rights and obligations of both parties	- 10 -
1. Party A’s rights and obligations	- 10 -
2. Party B’s rights and obligations	- 11 -
Article 7: Contract termination	- 12 -
1. This Contract will be terminated in case of any one of the following circumstances:	- 12 -
2. Upon rescission or termination of this Contract	- 13 -
Article 8: Liability for breach of contract	- 13 -
Article 9: Dispute settlement	- 13 -
Article 10: Contract effectiveness and miscellaneous	- 14 -

Entrustment Contract for Operation and Management

Entrustor:	Shandong Kunshuo Investment Co., Ltd. (hereinafter referred to as Party A)

Address:	No. 3, Sanyuan Street, Shizhong District, Jinan City, Shandong Province

Legal representative:	Zhiqin Cao

Entrustee:	Jinan Tony Fun Commercial Management Co., Ltd. (hereinafter referred to as Party B)

Address:	No. 2, No. 3 and No. 4 Building, Shopping Center and Cinema 1-909 of Shimao International Plaza, No. 26, Quancheng Road, Lixia District, Jinan City, Shandong Province

Legal representative:	Zhiqiang Han

Whereas:

Party A is the legal holder of right to use [Project name: Shelter and Materials Storehouse at Gongqingtuan Road, Jinan City (Civil Air Defense Engineering No. 0901 Project); name of mall: Shangpin No. 1 Street] (hereinafter referred to as “the Project”), and the investor and developer of the Project, according to the agreement signed by and between Party A and the Civil Air Defense Office of Shizhong District, Jinan City, Party A possesses the legal right of use, right of operation and right to yields of the Project. Party A accepts the business operation and management mode and cooperation conditions of Party B, and agrees to entrust Party B with full authority for the operation and management of the Project.

Party B is Jinan Tony Fun Commercial Management Co., Ltd., it possesses complete business management system of “Tony Fun” series, and realizes true mutual combination of business and small and medium-sized entrepreneurs by supportive means of unified management and Entrepreneurship Academy training incubation etc., and further achieve a win-win business operation and management mode.

Therefore, on the principle of equality, mutual benefit and win-win cooperation, per friendly consultation, regarding Party A’s entrustment of Party B with full authority for operation and management of the Project, both parties hereby conclude and enter into the following agreements to jointly abide by.

Article 1: Definition

Unless otherwise agreed in this Contract or the attachment hereto, the following words and expressions in the aforesaid documents shall have the meaning as defined in this article:

1.	Working day: means the working day other than Saturday, Sunday and legal festivals and holidays.

2.	Official opening day of the Project: means the first day jointly confirmed by both parties in writing, on which the overall commercial project is open for business.

3.	Lease commencement date: means the first day on which the lease period starts counting as stipulated in the lease contract signed by and between Party A and lessee.

4.	Rental commencement date: means the first day on which the rent starts counting as stipulated in the lease contract signed by and between Party A and lessee.

5.	Rent: means the rent agreed in the lease contract signed with lessee, it takes a unit amount relatively fixed within a lease period as the manner of rent calculation. E.g.: RMBX/square meter/day.

6.	Deduction rent: means the monthly rent agreed in the lease contract signed with lessee, it takes the total monthly turnover as the cardinal number, from which a certain proportion will be withdrawn as the monthly rent. (Namely: deduction rent=monthly turnover*X%).

7.	The rent and deduction rent, whichever is higher: means the rent agreed in the lease contract signed with lessee, within a stage of lease period, the rent calculation includes both a fixed rent for minimum guarantee and the deduction from turnover, after comparing with the two, the higher one will be taken as the rent within such lease period. For example: rent of minimum guarantee is: RMBX/square meter/day; deduction rent is: monthly turnover*X%.

8.	Diversified operating income: means the income other than rental income, business management fee, commercial property management fee and energy consumption fee etc. within business area, including income from advertising space (including advertising space in car park), income from temporary lease of internal and external space, and income from leasing business auxiliary room etc.

9.	Force majeure means the unforeseeable, unavoidable and insurmountable objective circumstances. Force majeure includes natural phenomena and social phenomena. Natural phenomena include earthquake, typhoon, flood and tsunami etc.; social phenomena include war, strike and parade etc.

10.	Occupancy rate: means the rate of the area successfully leased by the lessee in business invitation of the Project in total area of the Project.

11.	Full authority: means Party A enjoys full rights to handle the entrusted matters agreed in the entrustment contract for operation and management signed by and between both parties.

Article 2: Situation of the project in entrusted operation

1.	Basic situation of the project in entrusted operation

Name of entrusted project: [Tony Fun • Shangpin No. 1 Street]

Property certificate No.: DN: 01001472; on December 13, 2013, the Civil Air Defense Office of Shizhong District, Jinan City and Shandong Kunshuo Investment Co., Ltd. Signed the Investment and Development Agreement.

Location of entrusted project: Underground Renfang Street, Gongqingtuan Road, Shizhong District, Jinan City, Shandong Province.

Total floor area of entrusted project: 11,285 square meters; among them, B1F: 8,750 square meters; B2F: 2,535 square meters. (Please refer to the drawings in Attachment 1 for detailed scope)

2.	Party A’s commitment and guarantee

Owns the legal right of use to the property in the Project, and has no ownership disputes regarding property right, right of use and operation right etc. Namely: the Project may be used for entrusting Party B to engage in business operation (according to the agreement with Civil Air Defense Office: if in need of using the Project for air defense work in case of war, Party A shall inform Party B two weeks in advance, and Party B shall complete relocation within 15 days, and the lessee, Party A and Party B shall bear their own losses respectively).

Article 3: Contents of entrusted operation and operational target

1.	Contents of entrusted operation

Party A confirms to entrust Party B with full authority for compensable and exclusive operation and management of the Project, and comprehensive introduction of the Tony Fun business operation and management service system and professional team of Party B; specifically, the entrustment of Party B with full authority for compensable and exclusive operation and management of the Project includes the following contents of entrusted operation:

I.	Party B will assign a professional operation team including five major departments (Design Department, Marketing Department, Operation Department, Business Invitation Department and Customer Service Department) to be responsible for operation, business invitation and management etc. of the Project, and provide training service of “Haima Entrepreneurship Academy” to the cooperating parties; Party B shall guarantee that the staffs assigned to such operation team are free from any legal responsibility, the responsible persons in charge of the Project, operation and business invitation shall be approved by Party A, and the on-site supporting staffs and those from headquarters in Shandong Region shall not be less than 20 persons. In the first year, Party B will assign Zhou Yanling as the General Manager of such Project (in case of staff transfer due to personal reason, the successor of project responsible person shall obtain acceptance from Party A’s interview).

II.	The operation team of Party B shall formulate and implement the annual operation plan and budget of the Project approved by Party A, and formulate regular meeting process and approval process, Party A designates Zhiqin Cao as the participant in regular meeting and approval decision maker; in the first year, regular meeting on work coordination and review shall be held once every month (once every two months if under special circumstances), as of the second year, the operation team of Party B shall report the quarterly operation situation to Party A every quarter; for relevant work needed to be approved by Party A, after Party B has submitted the proposal, Party A shall complete approval within three days if there is no doubt, pay relevant expenses according to the proposed scheme and cooperate to complete relevant work; in case of any doubt, both parties shall complete discussion within three days, after unanimous communication, Party A will complete approval of the scheme within three days, pay relevant expenses according to the proposed scheme and complete the work related to Party A, and Party B shall complete specific work according to the schedule stipulated in the scheme.

III.	The operation team of Party B represents Party A with full authority to negotiate and sign lease contract/joint operation contract (leasing policy of B1 floor will be attached hereto, for clients who renew the contract and make payment on time, the average unit price including rent free period will be taken as the upset rent of the first year; for clients who fail to renew and existing vacant shops, both parties will negotiate to reduce the rent policy again, and the rent jointly decided will be taken as the standard upset rent of the first year; for B2 floor, leasing policy of the first year formulated by both parties will be taken as the standard upset rent of the first year) with the clients under the preconditions of not lower than the average bottom price (or in other cooperation manner such as: deduction in joint operation; deduction in joint operation/rent, whichever is higher) agreed in this Contract.

IV.	Party B and Party A will jointly formulate the planning for B2 floor and leasing policy for the first renewal period.

V.	The operation team of Party B is responsible for assisting in the employment and management of outsourcing service units such as security, cleaning, greening maintenance, monitoring, power distribution room, elevator, and fire maintenance units etc., and Party A shall bear relevant expenses thereof, which will be disbursed from property management service charge; the charges of water and electricity and air conditioning costs in public area will also be disbursed from property management fee, with the approval of the operation team of Party B, Party A may directly carry out property management on such Property; Party A will formulate management regulations and assessment standards and carry out supervision and management, and is entitled to economic deductions.

VI.	Within the entrustment period, the operation team of Party B is responsible for providing the business operation and management system services and “Tony Fun” management service system for the Project for free, and provide corresponding services to the lessees and partners.

VII.	The merchants entered into the Project will be input in Tony Fun business management platform, and Party B may provide the statistical data of such project to Party A periodically.

VIII.	Party B is responsible for providing consulting and advisory services for product planning and reformation design scheme of the Project. If Party A requires Party B carrying out planning design for the unplanned floors of the Project, Party B will charge corresponding design fee from Party A, with standards as RMB50/square meter. The design fee for B2 floor is RMB100,000 (One Hundred Thousand Only), charging method: 50% of such fee shall be paid after signing the contract, and the rest 50% shall be paid within three days after opening; such design fee covers the planning of floor flow line, rendering design, construction drawing, and decoration follow-up (excluding approval of fire control), and Party B shall adjust the decorative materials of rendering according to fire control requirements. In case of demand in the design of public area on B1 floor and subsequent project update, Party B will provide such design service for free (excluding business related to approval of fire control).

IX.	Party B is responsible for preparing large-scale marketing plan for five festivals and one anniversary (New Year’s Day, May Day Mid-Autumn Festival, National Day, Spring Festival and Business Anniversary). Party B is responsible for implementing the plan after approved by Party A, Party A will bear relevant marketing expenses, for the marketing of other holiday themed activities (Valentine’s Day, Children’s Day, mid-year promotion, Double Seventh Festival, Christmas, and year-end clearance etc.), Party B shall be held fully responsible and bear the costs thereof.

X.	Party A shall voluntarily be responsible for the reformation engineering and management of the Project as well as the maintenance of building and decoration, and bear the costs thereof.

XI.	During the cooperation period agreed herein, with written confirmation of Party B, Party A may reasonably use the brand of “Tony Fun”, the brand licensing fee of Party B is RMB300,000 (in words: Three Hundred Thousand), and the scope of application and period will be determined by written confirmation. (Such fee may be exempted by issuing the agreement)

2.	Target of entrusted operation

Target is set by dividing into two stages, namely marketing period and operational period

I.	Target in marketing period for B2 floor: from the date of project handover (subject to the inverted construction schedule, if the decoration is postponed, then the marketing period will be postponed accordingly or otherwise determined) till March 16, 2019, it is the marketing period; till the end of marketing period, the target is that the occupancy rate of the Project (the proportion of occupied area in the total leasable area) reach to 80% or above, and the actual opening time of B2 floor will be the start of operational period.

II.	Target in operational period for B1 floor: as of November 16, 2018, it is the official operational period, and the targets in operational period are as follows:

Stage of entrusted operation	Specific period (as of the actual handover date)	Occupancy rate
The first year	2018.12.1-2019.11.30	80%
The second year	2019.12.1-2020.11.30	85%
The third year	2019.12.1-2021.11.30	90%

(The operation team of Party B has entered into the Project to in charge of operation on November 16, 2018, operation testing and handover of relevant operation work are carried out from November 16 to November 30, and the assessment period starts from December 1, 2018.)

III.	Within 3 years starting from November 1, 2018, the Project will be built into a commercial property with mature and thorough system, obtaining economic benefits and social benefits from entrusted operation.

IV.	During operation period, Party B may carry out regular property decoration, reformation or adjustment according to the needs of operation, after Party A has approved the scheme proposed by Party B, Party A will bear the costs of reformation and adjustment.

V.	Both parties hereby confirm that, in case of adjustment of government policy or planning, work restriction order and other force majeure factors etc., and thereby causes normal operation and occupancy rate of the Project, it will not be taken as the assessment index of Party B; in case of low renewal rate in the first renewal period, or decline of renewal rate in the first renewal period due to the restriction by the contract signed by existing clients (in case of the aforesaid circumstances), 70% will be taken as the standard for assessment on Party B. In case of the aforesaid circumstances, Party B shall actively propose solutions and take corresponding actions to improve the operation.

Article 4: Period of entrusted operation and handover standard

1.	Period of entrusted operation

Period of entrusted operation: 15 years, from November 16, 2018 to November 15, 2033.

2.	Handover date

Both parties agree that: the Project will be handed over officially on November 16, 2018, and Party A will hand over the building to Party B according to the handover standard as agreed in Paragraph 3 below. If Party A fails to hand over in due time, then the overall period of entrusted operation will be postponed accordingly (Party B has officially entered the Project and taken over the work of operation and management on November 16, 2018, from November 16 to November 30, 2018, it is the period of operation handover between both parties; three days after signing the contract, after Party B has received the first payment of design fee from Party A, the Design Department has entered the Project to carry out planning).

3.	Handover standard

I.	The whole project has passed the acceptance inspection according to the product reformation design scheme confirmed by both parties, and the separation has completed. Installation and commissioning of facilities and equipment such as water, electricity, air conditioning, Internet, fire protection, fire smoke exhaust, smoke exhaust in dining area, oil separation tank, elevator, and floor monitoring etc. have completed and passed acceptance inspection, and the whole project is under the conditions of available for normal lease and business operation.

II.	If the area already opened for business involves in adjustment planning, Party B is only responsible for display input, and the part of decoration, reformation and adjustment will be completed by Party A; for the unplanned area, Party B is responsible for completing the positioning, layout planning and design of such area, after both parties have reached to an agreement, Party A will complete decoration as planned to achieve the leasing conditions, and bear the costs thereof.

III.	According to the actual situation of the project, Party B will provide reformation scheme for the decoration and beautified reformation of the entrances on the ground, such scheme shall meet current city planning and fire protection requirements, after both parties have reached to an agreement, Party A will carry out adjustment and reformation according to the reformation scheme and bear the costs thereof.

IV.	Party A will provide land certificate (or record form on construction engineering completion and acceptance) and fire prevention certification (the first acceptance inspection). If no relevant certificates are available, Party A shall be responsible for all corresponding responsibilities (including but not limited to actual input and marketing loss of Party B).

Article 5: Standard of service charge and payment time

Service charge for entrusted operation comprises three parts, namely operating management fee, performance commission and other service charges:

1.	Operating management fee

The operating management fee will be charged at RMB0.8/day/square meter according to the leased area in lease contract starting from the lease commencement date, and Party B shall issue invoice to Party A.

I.	For the part already leased out by Party A, if within rent free period, Party A will pay operating management fee to Party B every month according to the leased area, the first payment shall be paid to Party B within 7 days after signing the contract, thereafter, the operating management fee of next month shall be paid to Party B before 16th day of every month; one month before the end of rent free period, if Party A has collected the rent, Party A shall pay the rest management fee to Party B in a lump sum; if rent needs to be paid within rent charging period, Party B will charge the rent according to the lease contract, and Party A shall pay operating management fee to Party B in a lump sum; for the part already leased out by Party A, if the rent has been collected within rent charging period, Party A shall pay Party B in a lump sum within 7 days after Party B’s entry.

II.	For the part not leased out by Party A, Party B will charge operating management fee from the lessee directly.

2.	Performance commission

Performance commission includes commission for business invitation and performance commission during operation period.

I.	Commission for business invitation: to be paid within 15 days after lease contract has been signed and payment has been made.

(1)	Vacant shop on B1 floor: for every shop leased out, 5% of the total annual rent of such shop will be withdrawn as commission for business invitation;

(2)	B2 floor: for every shop leased out, one month rent of the total annual rent of such shop will be withdrawn as commission for business invitation.

II.	Performance commission during operation period: based on the rent price of the first year in lease contract of the Project, starting from the second year, the 20% increasing part of rent every year will be collected by Party B as the income from value-added part during operation period. Subject to the contract, the part of increased income will be charged according to the paid contract period in lessee’s lease contract.

3.	Other service charges

I.	During operation period of such project, including but not limited to: 50% of income from advertising space rental fee, diversified operating income etc. will be charged by Party B (diversified leases shall be approved by Party A).

II.	During operation period, wages of operation and management staffs, training costs, design fee, costs of employee leading merchants for purchase investigation, costs of investigation and study, and office expenses incurred in such project will be borne by Party B voluntarily.

Article 6: Rights and obligations of both parties

1.	Party A’s rights and obligations

I.	Party A guarantees that it is entitled to entrust Party B with full authority for exclusive business invitation, operation and management of the Project, and has obtained the consent and guarantee from the property owner of such project.

II.	Party A shall pay the service charge and commission for entrusted operation in full and on time as agreed herein.

III.	Party A is responsible for reformation and decoration engineering of the Project, and responsible for maintenance and regular inspection on building quality, indoor and outdoor decoration engineering, water and electricity engineering, and drainage engineering during the entrusted operation, and guarantee them under normal and safe use status.

IV.	Party A is responsible for providing the decorated Operation Service Center and overground Business Invitation Center not less than 100 square meters, and providing complete office furniture, equipment and Internet environment to meet basic office conditions.

V.	Party A will provide Party B the template of original business invitation contract and business invitation policy of the Project, both parties may make modification according to the smoothness of subsequent operational cooperation, and Party A will issue exclusive power of attorney to Party B regarding matters such as business invitation, operation and management etc.

VI.	Party A shall provide necessary cooperation and assistance to Party B and lessees (cooperating parties) of Party B for carrying out operating activities, including but not limited to assist Party B in going through necessary or possible application and approval formalities regarding the planning, environmental protection, communication, sanitation and other compulsory formalities for the operation, design and decoration.

VII.	Party A shall actively cooperate with Party B to communicate with the government in the course of policy application and carrier declaration, and prepare necessary relevant materials in the course of declaration.

VIII.	Party A is the actual responsible person for site fire protection, and has the rights and obligations to supervise, safeguard and perform fire protection on spot, and Party B is responsible for assisting in safety management.

2.	Party B’s rights and obligations

I.	Responsible for introducing advanced business operation philosophy, model and method according to local conditions, comprehensively formulating and implementing all plans worked out according to annual operation plan and budget of the Project, and continuously improving the social and economic benefits of the Project.

II.	Actively build service platforms according to the development demand of small and medium-sized lessees to provide formal and high-efficiency business operation and management services to lessees.

III.	Formulate lessee operation and management contract and service clauses, and determine standards of relevant rent and service charges (it is agreed in the contract with Civil Air Defense Office that: if the Project needs to be used as air defense project in case of war, lessees shall evacuate unconditionally).

IV.	Formulate and implement marketing strategy for directional promotion, improve the market recognition of the Project, and achieve direct increase of passenger flow through festival planning activities; it is expected to achieve stable increase of passenger flow at over 30% in both the first and second year.

V.	Responsible for reviewing the costs of outsourcing service units such as security, cleaning, security, cleaning, greening maintenance, monitoring, power distribution room, elevator, and fire maintenance units etc., which will be paid by Party A.

VI.	Fully responsible for the operation and management of the Project, including shops, indoor and outdoor venues, public spaces and advertising spaces as agreed in entrustment contract. Exclusively responsible for external business invitation, operation and management, including but not limited to responsible for business invitation, negotiation on leasing matters; contract signing, modification and termination; rent collection, and settlement of management fee and advertising costs; assisting in the employment, assessment and daily management of outsourcing units; and handling all matters related to property operation, leasing and business invitation such as settlement and negotiation of lessee’s dispute etc.

VII.	Under the precondition of not damaging the main structural safety of building, without the consent of Party A, Party B is entitled to examine and approve the lessee to carry out corresponding reformation and decoration to the shop according to its business needs, provided that Party B shall supervise and manage the acts of decoration and reformation conducted by the lessee.

Article 7: Contract termination

1.	This Contract will be terminated in case of any one of the following circumstances:

I.	At the end of entrusted operation period as stipulated in the contract, the contract will be terminated automatically if there is no official renewal contract.

II.	Where Party B fails to achieve the occupancy rate as agreed during the operation period, Party A asks for contract termination.

III.	Where Party A fails to pay service charge as agreed for more than 7 days, Party B may unilaterally rescind the contract; and ask Party B for undertaking corresponding responsibility for breach of contract.

IV.	Party A fails to pay Party B other due charges as agreed herein (materials or receipts of other due charges are only effective with the signature or seal of both parties).

V.	The contract needs to be early terminated due to force majeure reasons (such as government resettlement etc.).

2.	Upon rescission or termination of this Contract

Upon rescission or termination of this Contract, all accounts between both parties shall be settled within 15 days after accounting confirmation. In case of government resettlement simultaneously, Party A shall be responsible for the management of current lessees.

Article 8: Liability for breach of contract

1.	Within the validity period of contract, if either party hereto fulfills the terms of this Contract incompletely or fails to fulfill part of the terms hereof, it will be deemed as breach of contract. And the other party is entitled to ask the breaching party to compensate the actual losses caused to the other party according to the degree of default.

2.	In case of breach of contract by either party, the other party is entitled to ask the breaching party to compensate corresponding economic losses, but such compensation cannot be taken as the reason for and rights to contract termination.

3.	If Party A unilaterally proposes to rescind the contract under the precondition that Party B has achieved the target of entrusted operation as agreed herein, Party A shall pay Party B six months of operating management fee according to the leased area as the compensation for contract rescission; if Party B fails to achieve the operational target, Party A is entitled to terminate cooperation and rescind the contract, and Party B shall refund the residual operating management fee starting from the date of contract rescission; if Party B rescinds the contract for no reason, Party B shall refund six months of operating management fee according to the leased area as the compensation for contract rescission.

4.	Party B shall not conduct any act beyond the scope of authorization in the name of Party A, including but not limited to signing property guarantee contract and property guarantee documents etc. externally, otherwise Party A is entitled to hold Party B responsible for breach of contract and compensation of loss caused thereby. During the performance of this Contract, in case of any dispute arising from the operation and management of Party B, and thereby causes the third party initiating an arbitration to Arbitration Commission, if the respondent is Party A, Party B shall undertake the responsibility and bear the arbitration fee.

Article 9: Dispute settlement

1.	For matters not covered herein, both parties may sign a supplementary agreement through consultation, and the supplementary agreement and this Contract shall have the same legal effect.

2.	For the dispute arising from the performance of this Contract, both parties shall settle it through consultation, if consultation fails, a lawsuit may be brought to the competent people’s court in the location of the building.

Article 10: Contract effectiveness and miscellaneous

1.	This Contract will come into effect as of the date of signature and seal by both parties.

2.	This Contract is made in quadruplicate, each party hereto holds two copies respectively, and all of them shall have the same legal effect.

3.	Attachments

Attachment 1: Agreement with Civil Air Defense Office

Attachment 2: Lease Contract and Business Invitation Contract

Attachment 3: B1 Floor Leasing Policy

Attachment 4: Brand Licensing Agreement

Attachment 5: Other certificates and contract agreements related to the Project

(The following has no text)

This page is the signature page for both parties

Party A (Seal):	Shandong Kunshuo Investment Co., Ltd. (Seal)

Legal representative or authorized representative (Signature): Zhiqin Cao (Signature)
Party A’s bank of deposit:
Party A’s bank account No.:
Date of signature:	October 26, 2018

Party B (Seal):	Jinan Tony Fun Commercial Management Co., Ltd. (Seal)

Legal representative or authorized representative (Signature): Deshun Jiao (Signature)
Party B’s bank of deposit:
Party B’s bank account No.:
Date of signature:	October 26, 2018